Exhibit 10.32

October 24, 2021

Dear Ginger:

I am pleased to offer you the position of Chief Operating Officer, Tompkins VIST Bank and Executive Vice President of Tompkins Financial Corporation at an annual base salary rate of $300,000. Pending the retirement of Scott Gruber, we anticipate you will be named President, Tompkins Pennsylvania. These titles require Board of Directors approval, and we will present your nomination at the next meeting of each of the Board of Directors. Your primary office will be at our Bank location, 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

Below, please find an outline of the major terms and conditions of this offer based on a projected start date of December 1, 2021.

Compensation: Your bi-weekly rate of pay will be $ 11,538.46, ($300,000 annual basis).

•You will be eligible to participate in the Company’s 2022 Senior Incentive Plan with a potential payout of thirty-five percent (35%) of base salary.
•You will be eligible for consideration for grants under the Tompkins Financial Corporation Equity Plan.
•You will be eligible for a Supplemental Executive Retirement Plan (SERP) following one (1) year of employment.
•You will have 75% of the monthly dues and 100% of business related expenses reimbursed for your country club membership.
•You will have the use of a company-owned vehicle pursuant to the Tompkins Financial Corporation Guidelines for Purchase and Personal Use of a Company-Owned Vehicle.

Benefits Package: Our Company offers a competitive and comprehensive benefits package. For your information, below is an overview of the major benefits available:

•401K participation commencing from date of employment – 4% match on 5% employee contribution; 3-year vesting schedule.
•Profit Sharing Plan – 1 year eligibility to participate
•Retirement Plan / Defined Contribution Plan - 1 year eligibility to participate with 3 year vesting schedule
•Medical, Dental and Vision insurance - Eligible 1st of month following date of hire
•Short-Term Disability - Effective 1st of the month following date of hire
•Long-Term Disability - Effective 1st of the month following date of hire
•Employer paid Life Insurance & ADD – 2 x annual salary effective 1st of month following date of hire
•Optional Accident insurance - Eligible 1st of month following date of hire

•Optional Critical Illness insurance - Eligible 1st of month following date of hire
•Optional Life Insurance – Eligible 1st of month following date of hire
•Optional AD&D Insurance – Eligible 1st of month following date of hire
•Optional Dependent Life Insurance - Eligible 1st of month following date of hire
•10 paid holiday each calendar year pursuant to the Company’s schedule (11 paid holidays beginning in 2022)
*All benefits and prerequisites are subject to change without advanced notice.

Paid Leave: 24 days in 2022

This offer of employment is contingent upon satisfactory completion of the following:

•Successfully complete a criminal background investigation. An email will be sent to your personal email to complete information to start the process. It is quick and should be completed upon receipt.
•Documentation that you are lawfully authorized to work in the United States by completing an I-9 form on your first day and providing the appropriate documentation to satisfy this requirement.
•Your satisfactory completion of our standard “Directors & Officers” Survey, in order to confirm your eligibility to serve as an executive officer under applicable federal/state law and Company policy. This will be provided by email to you.
•Prior to December 31, 2022, your successful graduation and completion of a four-year (bachelors) degree at an accredited higher education institution.

This offer of employment relies on the following: If you are bound by one or more agreements with your current or former employer(s) which purport to restrict certain of your activities following your departure from your current or former employer(s) (collectively referred to as your “Existing Agreement”), we ask that you please provide us copies of all such Existing Agreements. Please note that these provisions can sometimes be included in equity awards, bonus awards, or in new-hire paperwork. Our expectation of you is that you will observe your various legal obligations to your current and former employers, including without limitation your obligations under the Existing Agreement (if applicable). It is important to understand that the Existing Agreement may restrict not only your direct activities, but also the activities of other Tompkins personnel who are working in concert with you, or under your supervision. Once we have received from you any applicable Existing Agreements, we can undertake an appropriate analysis and determine next steps. It is acknowledged and agreed that our mutual willingness to potentially limit your activities is an effort to avoid the distraction and expense of a legal dispute with your current and former employer(s); however, in the event of such a dispute, both you and we reserve all rights to challenge the validity or enforceability of any or all of the restrictions in the Existing Agreement, if any.

By signing below, you are confirming that you (i) have not had communications with customers or employees which are prohibited by an Existing Agreement, and (ii) have not taken customer, employee or other information from your current or former employer’s sources for later use and that you will not do so in the interval before termination of your current employment. Employment with us is contingent on your compliance with obligations under your Existing Agreement.

Your employment will be at will, meaning that you or the Company may at any time terminate this relationship. Please note this is only an offer of employment and does not represent an employment contract entitling you employment, compensation or benefits for any specific period of time.

Please indicate to me in writing your acceptance of this offer at your earliest convenience. We would like your employment to commence on or about December 1, 2021. We look forward to you joining the Tompkins team, Ginger.

Sincerely,

/s/ Stephen S. Romaine

Stephen S. Romaine
President & Chief Executive Officer

I accept the terms and provisions of this offer of at will employment.

/s/ Ginger Kunkel                         October 24, 2021
Ginger G. Kunkel                                Date